UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 6, 2006

LANTRONIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-16027	33-0362767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 453-3990

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01 Regulation FD Disclosure.

On July 6, 2006, Lantronix, Inc. (the “Company) completed a settlement agreement with Mr. Steven Cotton, the Company’s former CFO and COO. Mr. Cotton had filed a complaint against the Company in September 2002 in the Superior Court of the State of California, alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, misrepresentation, defamation and declaratory relief. The Company had filed a motion to dismiss the suit on the grounds that Mr. Cotton’s complaints were subject to the binding arbitration provisions in Mr. Cotton’s employment agreement. The Court ruled that five of the six counts in the complaint were subject to binding arbitration and set the sixth cause of action for declaratory relief for trial. The Company filed a cross-complaint in the arbitration proceeding alleging breach of contract on various promissory notes given by Mr. Cotton to the Company in connection with Mr. Cotton’s exercise of stock options during his employment with the Company.

Under the terms of the settlement, the Company: (i) transferred to Mr. Cotton 150,000 shares of the Company’s Common Stock previously issued to Mr. Cotton pursuant to his exercise of stock options and held by the Company as collateral for notes given by Mr. Cotton in connection with his exercise of such stock options; (ii) relinquished any claims it might have had to shares of the Company’s Common Stock in possession of Mr. Cotton; (iii) cancelled all remaining debt on the notes given by Mr. Cotton to the Company in connection with his exercise of such stock options; and (iv) will dismiss with prejudice the cross-complaint it filed in the arbitration proceeding. Under the terms of the settlement, Mr. Cotton: (i) assigned to the Company 198,040 of the shares issued to Mr. Cotton pursuant to his exercise of the stock options referred to above; and (ii) will dismiss with prejudice the lawsuit and arbitration proceedings referred to above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2006	LANTRONIX, INC.
a Delaware corporation

	By:	/S/ JAMES W. KERRIGAN
	Name:	James W. Kerrigan
	Title:	Chief Financial Officer